Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER AND TRANSITION PERIOD ENDED DECEMBER 31, 2019

Doylestown, Pennsylvania-February 28, 2020. HV Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported a 49% increase in net income to $207,000, or $0.10 per basic and diluted share, for the quarter ended December 31, 2019 versus net income of $139,000, or $0.07 per basic and diluted share, for the quarter ended December 31, 2018. The Company reported a 32% increase in net income to $540,000 ($0.26 per basic and diluted shares) for the six month transition period ended December 31, 2019 versus net income of $409,000 ($0.20 per basic share) for the six months ended December 31, 2018.

Highlights for the quarter and six month transition period ended December 31, 2019 include:

•

Total combined revenue, comprising interest and non-interest income, for the quarter ended December 31, 2019 was $4.7 million, an increase of $1.3 million or 38% from the same period in 2018. For the six months ended December 31, 2019, total interest and non-interest income was $10.0 million, an increase of $3.2 million or 47% from the same period in 2018.

•

Net income, for the quarter ended December 31, 2019 was $207,000, an increase of $68,000 or 49% from the same period in 2018. For the six months ended December 31, 2019, net income was $540,000, an increase of $131,000 or 32% from the same period in 2018.

•

Net interest income increased $85,000 and $123,000 to $2.1 million and $4.2 million for the quarter and six month transition period ended December 31, 2019 from $2.0 million and $4.0 million for the same periods in 2018.

•

Non-interest income increased $892,000 and $2.3 million to $1.6 million and $3.8 million for the quarter and six month transition period ended December 31, 2019, compared to $676,000 and $1.4 million for the same periods in 2018.

•

Total assets at December 31, 2019 were $354.6 million representing an increase of $33.7 million, or 10.5% compared to $320.9 million at December 31, 2018, as the Bank continued to experience organic growth across all business lines.

Travis J. Thompson, Esq., Chairman, President & CEO, commented, “We are pleased to report continued growth in total combined revenue as our strategic investments in Business Banking and Residential Mortgage Divisions demonstrate improved performance. Increases in asset growth and net income will provide a path to higher shareholder value.  Our team of experienced bankers continue to make inroads throughout the Greater Philadelphia Market as we build brand awareness of HVB as the Better Experience Bank.”

Balance Sheet:  December 31, 2019 compared to December 31, 2018

Total assets increased $33.7 million, or 10.5%, to $354.6 million at December 31, 2019, from $320.9 million at December 31, 2018. The growth in total assets was primarily due to increases of $23.0 million in loans receivable, $22.5 million in loans held for sale, $6.0 million in right-of-use asset, $3.6 million in cash and cash equivalents offset by a decrease of $23.6 million in available-for-sale and held-to-maturity investment securities. Included in total assets at December 31, 2019 is a right-of-use asset of $6.0 million as part of the adoption of ASU 2016-02, Leases (Topic 842). The Company adopted ASU 2016-02, Leases (Topic 842) on July 1, 2019, which required recognition of the right-to-use asset and associated lease liability.

Total liabilities increased $31.5 million, or 10.9%, to $321.0 million at December 31, 2019, from $289.5 million at December 31, 2018. The increase in total liabilities was primarily from a $17.0 million increase in advances from the Federal Home Loan Bank, $10.3 million increase in deposits and $6.0 million increase in operating lease liabilities offset by a $2.5 million decrease in securities sold under agreements to repurchase. Deposits increased $10.3 million from December 31, 2019 to December 31, 2018 primarily as a result of a $15.2 million increase in our core deposits offset by $4.9 million decrease in certificate of deposits. Our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) increased $15.2 million, or 7.6%, to $215.5 million at December 31, 2019 from $200.3 million at December 31, 2018. Offsetting this increase, was a decrease of $4.9 million, or 6.7% in certificates of deposit to $68.3 million at December 31, 2019 from $73.2 million at December 31, 2018. Included in total liabilities at December 31, 2019 is $6.0 million in operating lease liabilities as part of the adoption of ASU 2016-02, Leases (Topic 842) on July 1, 2019.

Total shareholders’ equity increased $2.2 million, or 7.0%, to $33.6 million at December 31, 2019 compared to $31.4 million at December 31, 2018. The increase was primarily due to net income of $1.0 million, $530,000 increase in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio combined with $242,000 increase in share based compensation expense and ESOP shares committed to be released of $132,000. Included in retained earnings at December 31, 2019, is an adjustment of $277,000 for the recognition of the deferred gain on sale-leaseback of buildings as part of the adoption of ASU 2016-02, Leases (Topic 842).

Balance Sheet:  December 31, 2019 compared to June 30, 2019

Total assets increased $10.4 million, or 3.0%, to $354.6 million at December 31, 2019, from $344.2 million at June 30, 2019. The growth in total assets was primarily due to increases of $14.2 million in loans receivable, $6.0 million in operating lease right-of-use asset and $4.1 million in loans held for sale offset by a decrease of $14.0 million in available-for-sale investment securities. Included in total assets at December 31, 2019 is a right-of-use asset of $6.0 million as part of the adoption of ASU 2016-02, Leases (Topic 842). The Company adopted ASU 2016-02, Leases (Topic 842) on July 1, 2019, which required recognition of the right-to-use asset and associated lease liability.

Total liabilities increased $9.5 million, or 3.0%, to $321.0 million at December 31, 2019, from $311.5 million at June 30, 2019. The increase in total liabilities was primarily from an $8.7 million increase in deposits and $6.0 million increase in operating lease liabilities offset by decreases of $3.8 in securities sold under agreements to repurchase, $1.0 million in advances from the Federal Home Loan Bank and $462,000 in advances from borrowers for taxes and insurance. Deposits increased because of our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) which increased $21.7 million, or 11.2%, to $215.5 million at December 31, 2019 from $193.8 million at June 30, 2019. Offsetting this increase, was a decrease of $13.0 million, or 16.0% in certificates of deposit to $68.3 million at December 31, 2019 from $81.3 million at June 30, 2019. Included in total liabilities at December 31, 2019 is $6.0 million in operating lease liabilities as part of the adoption of ASU 2016-02, Leases (Topic 842) on July 1, 2019.

Total shareholders’ equity increased $919,000 to $33.6 million at December 31, 2019 compared to $32.7 million at June 30, 2019. The increase was primarily due to net income of $540,000 combined with $123,000 in share based compensation expense and ESOP shares committed to be released of $67,000. Offsetting these increases was an $88,000 decrease in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio. Included in retained earnings at December 31, 2019, is an adjustment of $277,000 for the recognition of the deferred gain on sale-leaseback of buildings as part of the adoption of ASU 2016-02, Leases (Topic 842).

Net Interest Income:

Net interest income increased $85,000 to $2.1 million for the quarter ended December 31, 2019, from $2.0 million for quarter ended December 31, 2018. The increase reflected a $4.8 million increase in our net interest-earning assets, which increased to $48.8 million for the quarter ended December 31 2019 from $44.0 million for the quarter ended December 31, 2018.  Net interest income increased $123,000 to $4.2 million for the six month transition period ended December 31, 2019 from $4.0 million for six months ended December 31, 2018. Our net interest-earning assets increased $2.7 million to $47.4 million for the six month transition period ended December 31, 2019 from $44.7 million for the six months ended December 31, 2018.

Provision for loan losses:

Provision for loan losses increased by $14,000 to $38,000 for the quarter ended December 31, 2019 from $24,000 during the quarter ended December 31, 2018. During the quarter ended December 31, 2019, we received net recoveries of $66,000 compared to net recoveries of $1,000 received for the quarter ended December 31, 2018.  Provision for loan losses increased by $199,000 to $282,000 for the six month transition period ended December 31, 2019 from $83,000 during the six months ended December 31, 2018, primarily because of charge-offs of $121,000 related to the medical education loans. During the six month transition period ended December 31, 2019, total charge-offs of $121,000 were recorded and $94,000 of recoveries were received compared to no charge-offs recorded and $2,000 in recoveries received during the six months ended December 31, 2018.

Non-Interest Income:

Non-interest income was $1.6 million and $3.8 million for the quarter and six month transition period ended December 31, 2019, respectively, compared to $676,000 and $1.4 million for the same periods in 2018. The increase in non-interest income of $892,000 to $1.6 million for the quarter ended December 31, 2019 compared to $676,000 for the same period in 2018 was primarily due to a $1.4 million increase in gain on sales of loans, net offset by a decrease of $527,000 in loss from derivative instruments. The increase in non-interest income of $2.4 million to $3.8 million for the six month transition period ended December 31, 2019 from $1.4 million for the six months ended December 31, 2018 was primarily a $2.1 million increase in the gain on sales of loans, net and a $211,000 increase in gain on sale of available-for-sale securities.

Non-Interest Expense:

Total non-interest expense increased $817,000, or 32.5% to $3.3 million for the quarter ended December 31, 2019 from $2.5 million for the quarter ended December 31, 2018 and increased $2.0 million, or 40.8% to $6.9 million for the six month transition period ended December 31, 2019 from $4.9 million for the six months ended December 31, 2018.  The increase for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018 was primarily a result of increases of $501,000 in salaries and employee benefits, $199,000 in professional fees and other expenses and $124,000 in occupancy expense. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to ninety-seven as of December 31, 2019 from seventy-two as of December 31, 2018 primarily as a result because of the expansion of the Company’s lending and business banking operations. For the six month transition period ended December 31, 2019, the increase was primarily a result of additional salaries and employee benefits of $1.4 million, occupancy expenses of $335,000 and professional fees and other expenses of $304,000 partially offset by a $105,000 decrease in federal deposit insurance premiums.

Income Taxes:

Income tax expense was $82,000 and $183,000 for the quarter and six month transition period ending December 31, 2019, respectively compared to $4,000 and $92,000 during the same periods in fiscal year 2018. The increase in income tax expense for the quarter and six month transition period ended December 31, 2019, respectively compared to the same periods a year ago reflected an increase in income before taxes. Included in the income tax expense for the quarter and six months ended December 31, 2018 was a credit for the ESOP dividend payment.

Net Income & Book Value:

Net income increased $68,000 to $207,000, or approximately $0.10 cents per basic and diluted share for the quarter ended December 31, 2019, as compared to $139,000, or approximately $0.07 cents per basic and diluted share for the quarter ended December 31, 2018.  Net income increased $131,000 to $540,000, or approximately $0.26 cents per basic and diluted share for the six month transition period ended December 31, 2019, as compared to $409,000, or approximately $0.20 cents per basic and diluted share for the six months ended December 31, 2018. Book value per share increased from $13.93 at December 31, 2018 to $14.81 at December 31, 2019.

Asset quality:

At December 31, 2019, the Company’s non-performing assets totaled $3.7 million, or 1.05% of total assets compared to $3.3 million or 0.95% at June 30, 2019. Non-performing assets increased $428,000 primarily because of increases in non-performing loans of $602,000 in medical education loans offset by a $166,000 decrease in non-performing one-to four-family residential real estate loans as compared to June 30, 2019. There were no non-accruing troubled debt restructurings at December 31, 2019 and June 30, 2019.

The allowance for loan losses totaled $1.4 million, or 0.56% of total loans and 38.8% of total non-performing loans at December 31, 2019 as compared to $1.2 million, or 0.49% of total loans of total loans and 36.1% of total non-performing loans at June 30, 2019.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly-owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania and New Castle County in Delaware from our executive office, four full service bank offices and one limited service office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

	At December 31, 2019	At June 30, 2019	At December 31, 2018
(In thousands)			(Unaudited)
Financial Condition Data:
Total assets	$354,586	$344,195	$320,883
Cash and cash equivalents	20,625	20,234	16,992
Investment securities available-for-sale, at fair value	21,156	35,236	30,439
Investment securities held-to-maturity	—	—	14,286
Equity securities	500	500	500
Loans held for sale at fair value	37,876	33,748	15,339
Loans receivable, net	255,032	240,786	231,988
Deposits	283,767	275,130	273,461
Federal Home Loan Bank advances	27,000	28,000	10,000
Securities sold under agreements to repurchase	—	3,789	2,463
Total liabilities	320,987	311,515	289,472
Total shareholders’ equity	33,599	32,680	31,411

	For the Three Months Ended		For the Six Months Ended
	December 31		December 31
	2019	2018	2019	2018
(In thousands, except per share data)		(Unaudited)		(Unaudited)
Operating Data:
Interest income	$3,151	$2,744	$6,262	$5,395
Interest expense	1,062	740	2,098	1,354
Net interest income	2,089	2,004	4,164	4,041
Provision for loan losses	38	24	282	83
Net interest income after provision for loan losses	2,051	1,980	3,882	3,958
Gain on sale of loans, net	1,936	591	3,616	1,492
Other non-interest income (loss)	(368)	85	157	(58)
Non-interest income	1,568	676	3,773	1,434
Non-interest expense	3,330	2,513	6,932	4,891
Income before income taxes	289	143	723	501
Income tax expense	82	4	183	92
Net income	$207	$139	$540	$409

Earnings per share-Basic	$0.10	$0.07	$0.26	$0.20
Earnings per share -Diluted	$0.10	$0.07	$0.26	$0.20
Dividends Declared per share	N/A	N/A	N/A	N/A
Average common shares outstanding- Basic	2,045,734	2,028,761	2,046,961	2,026,312
Average common shares outstanding- Diluted	2,045,734	2,028,761	2,046,961	2,026,312
Shares outstanding end of period	2,268,917	2,255,125	2,268,917	2,255,125

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2019	2018	2019	2018
Performance Ratios:
Return on average assets(1)	0.23%	0.18%	0.31%	0.26%
Return on average equity(1)	2.54	1.81	3.33	2.65
Interest rate spread (2)	2.27	2.45	2.30	2.55
Net interest margin (3)	2.48	2.61	2.51	2.70
Efficiency ratio (4)	91.06	93.77	87.34	89.33
Average interest-earning assets to average interest-bearing liabilities	116.98	116.75	116.64	117.54

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.05%	0.58%	1.05%	0.58%
Non-performing loans as a percent of total loans	1.45	0.80	1.45	0.80
Allowance for loan losses as a percent of non-performing loans	38.80	51.43	38.80	51.43
Allowance for loan losses as a percent of total loans	0.56	0.41	0.56	0.41
Net (recoveries) charge-offs to average outstanding loans during the period	(0.03)	0.00	0.01	0.00

Capital Ratios: (5)
Common equity tier 1 capital (to risk weighted assets)	14.02%	14.62%	14.02%	14.62%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.52	7.99	8.52	7.99
Tier 1 risk-based capital (to risk weighted assets)	14.02	14.62	14.02	14.62
Total risk-based capital (to risk weighted assets)	14.70	15.19	14.70	15.19
Average equity to average total assets(6)	9.24	9.70	9.38	9.96

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(1)	Annualized for the three months ended December 31, 2019 and 2018.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Capital ratios are for Huntingdon Valley Bank.
(6)	Represents consolidated average equity to average total assets.